As filed with the Securities and Exchange Commission on January 8, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	34-0514850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3637 Ridgewood Road, Fairlawn, Ohio	44333
(Address of Principal Executive Offices)	(Zip Code)

A. Schulman, Inc. 2017 Equity Incentive Plan

(Full title of the plan)

Andrean R. Horton, Esq. Executive Vice President, Chief Legal Officer and Secretary A. Schulman, Inc. 3637 Ridgewood Road Fairlawn, Ohio 44333	Copy to: J. Bret Treier, Esq. Vorys, Sater, Seymour and Pease LLP 106 South Main Street, Suite 1100 Akron, Ohio 44308
(Name and address of agent for service)

(330) 666-3751

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $1.00 par value	1,825,000	$38.68	$70,591,000	$8,788.58

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also registers such additional shares of common stock that becomes available pursuant to the A. Schulman, Inc. 2017 Equity Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act and computed on the basis of $38.68, which is the average of the high and low prices for a share of common stock of A. Schulman, Inc., as reported on the NASDAQ Global Select Market on January 4, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the A. Schulman, Inc. 2017 Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows A. Schulman, Inc. (“Registrant”, “Company” and commonly referred to as “us”, “we”, and “our”) to “incorporate by reference” in this Registration Statement the information in the documents that we file with the Commission, which means that important information can be disclosed to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Registration Statement. The following documents, filed by us with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

•	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2017, filed with the Commission on October 25, 2017;

•	Our Quarterly Report on Form 10-Q of the Registrant for the quarterly period ended November 30, 2017, filed with the Commission on January 8, 2018;

•	Our Current Reports on Form 8-K filed with the Commission on September 12, 2017, October 10, 2017, October 18, 2017, and December 8, 2017; and

•	the description of our common stock, $1.00 par value (the “Common Stock”), contained in the Registrant’s Current Report on Form 8-K filed by the Registrant with the Commission on December 22, 2009, or contained in any subsequent amendment or report filed for the purpose of updating such description.

All documents which may be filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, also shall be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents. Information furnished to the Commission by us under any Current Report on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Limitation of Personal Liability of Directors

Under Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”), a certificate of incorporation may, subject to certain limitations, contain a provision limiting or eliminating a director’s personal liability to the corporation or its stockholders for monetary damages for a director’s breach of fiduciary duty. Our Amended and Restated Certificate of Incorporation provides that none of our directors shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty in his or her capacity as such, except to the extent provided by applicable law for: (1) any breach of the duty of loyalty; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) unlawful payment of dividends or unlawful stock repurchases as set forth in the DGCL; or (4) any transaction from which the director derived an improper personal benefit.

Indemnification of Directors, Officers and Employees

Section 145 of the DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and agents in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses that such officer or director actually and reasonably incurred.

Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws provide that each person who is or was a director, officer, employee or agent of the Company shall be indemnified by the Company against expenses (including, but not limited to, attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him) in connection with any actual or threatened action, suit or proceeding to which he may be made a party by reason of his or her being, or having been, a director, officer, employee or agent of the Company to the full extent permitted by the DGCL, upon such determination having been made as to his or her good faith and conduct as is required by the DGCL or, with respect to any criminal action or proceeding, upon such determination that he or she did not have reasonable cause to believe that his action was unlawful as is required by the DGCL. Our By-laws also provide that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it ultimately shall be determined that he is not entitled to be indemnified by the Company.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We have entered into an Indemnification Agreement with each of our directors (Indemnitees). The Indemnification Agreements generally provide that the Company shall indemnify the Indemnitees to the fullest extent permitted by Delaware law, subject to certain exceptions, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with their service as a director of the Company while acting in any official capacity. The Indemnification Agreements also provide for the advance payment of expenses, subject to the execution by Indemnitees of an agreement to repay as provided for under Delaware law.

We have purchased and maintain liability insurance policies that insure our directors and officers against certain liabilities that might be incurred by reason of their positions as directors and officers.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See the Index to Exhibits attached hereto and beginning on page [●].

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 6, 2015)

4.2	Amended and Restated By-laws of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 4, 2017)

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)

24.1	Power of Attorney

99.1	A. Schulman, Inc. 2017 Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 8, 2017)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on January 8, 2018.

A. Schulman, Inc.

By:	/s/ Andrean R. Horton
Andrean R. Horton, Executive Vice President,
Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 8, 2018.

Signature	Title

*	President, Chief Executive Officer and Chairman
Joseph M. Gingo	(Principal Executive Officer and Director)

*	Executive Vice President and Chief Financial Officer
John W. Richardson	(Principal Financial Officer)

*	Vice President, Chief Accounting Officer and
Kristopher R. Westbrooks	Corporate Controller (Principal Accounting Officer)

*	Director
Eugene R. Allspach

*	Director
David G. Birney

*	Director
Carol S. Eicher

*	Director
Lee D. Meyer

*	Director
James A. Mitarotonda

*	Director
Ernest J. Novak, Jr.

*	Director
Kathleen M. Oswald

*	Director
Allen A. Spizzo

*	The undersigned, as attorney-in-fact, signs this document on behalf of the above-named directors and officers pursuant to a Power of Attorney duly executed by such directors and officers and filed with this Registration Statement.

/s/ Andrean R. Horton	Attorney-in-Fact